Exhibit 99.1

Apple Reports First Quarter Results

Quarterly Revenue & Net Income Highest in Apple’s History

CUPERTINO, California—January 12, 2005—Apple® today announced financial results for its fiscal 2005 first quarter ended December 25, 2004. For the quarter, the Company posted a net profit of $295 million, or $.70 per diluted share. These results compare to a net profit of $63 million, or $.17 per diluted share, in the year-ago quarter. Revenue for the quarter was $3.49 billion, up 74 percent from the year-ago quarter. Gross margin was 28.5 percent, up from 26.7 percent in the year-ago quarter. International sales accounted for 41 percent of the quarter’s revenue.

Apple shipped 1,046,000 Macintosh® units and 4,580,000 iPods during the quarter, representing a 26 percent increase in CPU units and a 525 percent increase in iPods over the year-ago quarter.

“We are thrilled to report the highest quarterly revenue and net income in Apple’s history,” said Steve Jobs, Apple’s CEO. “We’ve sold over 10 million iPods to date and are kicking off the new year with a slate of innovative new products including iPod shuffle, Mac mini and iLife ‘05.”

“We’re pleased to report 74 percent revenue growth, 26 percent Mac unit growth and 525 percent iPod unit growth,” said Peter Oppenheimer, Apple’s CFO.  “Looking ahead to the second quarter of fiscal 2005, we expect revenue of about $2.9 billion and earnings per diluted share of about $.40.”

Apple will provide live streaming of its Q1 2005 financial results conference call utilizing QuickTime™, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PST on Wednesday, January 12, 2005 at http://www.apple.com/quicktime/qtv/earningsq105/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

This press release contains forward-looking statements about the Company’s estimated revenue and earnings for the second quarter of fiscal 2005. These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company’s reaction to them may have on consumer and business buying decisions with respect to the Company’s products; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the continued availability of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources, including the timely resolution of manufacturing issues associated with the G5 microprocessors used in many of the Company’s Macintosh systems; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; risks associated with the Company’s retail initiative including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships; the effect that the Company’s dependency on manufacturing and logistics services provided by third-parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s reliance on the availability of third-party music content, and the ability of the Company to successfully evolve its operating system and attract sufficient Macintosh developers. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 25, 2004 and the Company’s Form 10-Q for the quarter ended December 25, 2004 to be filed with the SEC.  The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

Press Contact:

Steve Dowling

(408) 974-1896

dowling@apple.com

Investor Relations Contacts:

Nancy Paxton

(408) 974-5420

paxton1@apple.com

Joan Hoover

(408) 974-4570

hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple’s PR web site (http://www.apple.com/pr/) or call Apple’s Media Helpline at (408) 974-2042

© 2005 Apple. All rights reserved. Apple, the Apple logo, Macintosh, Mac, Mac OS, iPod and QuickTime are either registered trademarks or trademarks of Apple. Other company and product names may be trademarks of their respective owners.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 25,	September 25,
	2004	2004
ASSETS:
Current assets:
Cash and cash equivalents	$2,475	$2,969
Short-term investments	3,973	2,495
Accounts receivable, less allowances of $51 and $47, respectively	865	774
Inventories	156	101
Deferred tax assets	281	231
Other current assets	572	485
Total current assets	8,322	7,055
Property, plant, and equipment, net	735	707
Goodwill	80	80
Acquired intangible assets	16	17
Other assets	209	191
Total assets	$9,362	$8,050

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,737	$1,451
Accrued expenses	1,487	1,200
Total current liabilities	3,224	2,651
Deferred tax liabilities and other non-current liabilities	348	323
Total liabilities	3,572	2,974

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 900,000,000 shares authorized; 404,549,022 and 391,443,617 shares issued and outstanding, respectively	2,911	2,514
Deferred stock compensation	(83)	(93)
Retained earnings	2,965	2,670
Accumulated other comprehensive income (loss)	(3)	(15)
Total shareholders’ equity	5,790	5,076
Total liabilities and shareholders’ equity	$9,362	$8,050

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	THREE MONTHS ENDED
	December 25,	December 27,
	2004	2003

Net sales	$3,490	$2,006
Cost of sales	2,494	1,470
Gross margin	996	536

Operating expenses:
Research and development	123	119
Selling, general, and administrative	470	343
Total operating expenses	593	462

Operating income	403	74

Other income and expense:
Gains on non-current investments	—	4
Interest and other income, net	26	9
Total other income and expense	26	13

Income before provision for income taxes	429	87
Provision for income taxes	134	24

Net income	$295	$63

Earnings per common share:
Basic	$0.75	$0.17
Diluted	$0.70	$0.17

Shares used in computing earnings per share (in thousands):
Basic	394,516	362,450
Diluted	419,087	372,308